EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of GBank Financial Holdings Inc. of our report dated March 27, 2026, relating to the consolidated financial statements of GBank Financial Holdings, Inc. and Subsidiary, appearing in the Annual Report on Form 10-K of GBank Financial Holdings Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Chicago, Illinois

May 18, 2026